Exhibit 10.4

AGREEMENT BETWEEN TULLY'S COFFEE AND GUARANTORS
RE KENT CENTRAL FINANCING

        THIS AGREEMENT is entered into this 30th day of October, 2002, between TULLY'S COFFEE CORPORATION, a Washington corporation (the "Company") and MARC EVANGER ("Evanger"); RON NEUBAUER ("Neubauer"); KEVIN FORTUN ("Fortun"); TOM T. O'KEEFE ("O'Keefe"); RICHARD PADDEN ("Padden"); GEORGE HUBMAN ("Hubman") and LARRY HOOD ("Hood") (individually, a "Guarantor," and collectively, the "Guarantors").

RECITALS

        A.    The Company has entered into a loan facility (the "Loan Facility") with Kent Central, LLC ("Lender").

        B.    In connection with the Loan Facility, the Lender has required the Gurarantors to execute and deliver those certain Guaranty Agreements of even date herewith (individually, a "Guaranty," and collectively, the "Guaranties") pursuant to which each Guarantor, to some extent, guarantees the payment of the Company's obligations with respect to the Loan Facility.

        C.    The parties desire to enter into this Agreement to evidence certain terms and conditions they have agreed upon in connection with the Guaranties.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises herein contained, the parties hereto agree as follows:

        1.    Guaranty Compensation.    In consideration of the Guarantors' execution and delivery of the Guaranties, the Company has agreed to deliver to the Guarantors the compensation described in the attached Exhibit A.

        2.    Indemnification.    The Company hereby agrees to indemnify, defend and hold harmless each of the Guarantors from and against any and all claims, liabilities, payments, costs and expenses incurred by the Guarantors arising out of or related to Lender's demands under any of the Guaranties. Without limiting the foregoing, the Company shall indemnify the Guarantors against any costs and fees demanded by Lender in connection with any the Guaranties that exceeds the following guaranty limitations previously agreed to by the Company and the Guarantors: (a) Evanger—$100,000, (b) Hood—$100,000, (c) Padden—$200,000, (d) Neubauer—$200,000, (e) Fortun—$300,000, (f) O'Keefe $400,000, and (g) Hubman—$600,000.

        3.    Covenant Not to Incur Additional Secured Debt Without Guarantor Approval.    The Company hereby agrees that, without the prior written consent of all of the Guarantors (which consent shall not unreasonably be withheld), the Company shall not enter into any agreement, undertaking or arrangement of any kind to grant a security interest in any assets of the Company other than the security interest granted in connection with the Loan Facility or to the Guarantors under this Agreement.

        4.    Covenant to Repay Loan Facility with Net Cash Proceeds from any Equity Investment.    Unless otherwise unanimously agreed to by all of the Guarantors, if, after the date of this Agreement, the Company obtains and closes an equity investment in the Company by way of (A) the sale of stock, common or preferred, in the Company or any affiliate of the Company, or (B) the sale of any rights to acquire stock, common or preferred, in the Company or any affiliate of the Company, then the Company shall use all of the net cash proceeds of any such equity investment to pay down the outstanding balance of the Loan Facility.

        5.    Grant of Security Interest.    In consideration of the each of the Guarantors agreement to execute and deliver the Guaranties and as general and continuing security for all of the Company's obligations under Section 2 above, the Company hereby grants to each of the Guarantors a security interest in all presently owned and hereafter acquired personal property of the Company of whatsoever nature and kind and wheresoever situate and all proceeds thereof and therefrom, including Cash Proceeds and Proceeds, renewals thereof, Accessions thereto and substitutions therefor (all of which are herein collectively called the "Collateral"), including, without limiting the generality of the foregoing, all the presently owned or held and hereafter acquired right, title and interest of the Company in and to all Accounts, Goods (including all accessories, attachments, additions and Accessions thereto) Chattel Paper, Deposit accounts, Documents (whether negotiable or not), Instruments, Intangibles and General Intangibles, Investment Property, Money, Securities and Software, and all:

  (a)
  Inventory of whatsoever nature and kind and wheresoever situate;

  (b)
  Equipment (other than Inventory) of whatsoever nature and kind and wheresoever situate, including, without limitation, all machinery, too1s, apparatus, plant, furniture, fixtures and vehicles of whatsoever nature and kind;

  (c)
  book accounts and book debts and generally all Accounts, debts, dues, claims, choses in action and demands of every nature and kind howsoever arising or secured, including letters of guarantee and advices of credit which are now due, owing or accruing or growing due to or owned by or which may hereafter become due, owing or accruing or growing due to or owned by the Debtor (all of which are herein collectively called the "Debts");

  (d)
  deeds, documents, writings, papers, books of account and other books relating to or being records of Debts, Chattel Paper or Documents or by which such are or may hereafter be secured, evidenced, acknowledged or made payable;

  (e)
  contractua1 rights and insurance claims and all goodwill, patents, trademarks, copyrights and other intellectual or industrial property;

  (f)
  monies other than trust monies lawfully belonging to others;

  (g)
  personal property described in any schedule now or hereafter annexed hereto;

  (h)
  right, title and interest of the Company in and to leasehold property; and

  (i)
  goodwill of the Company.

        As used herein, the terms "Goods", "Chattel Paper", "Documents", "Equipment", "Accounts" "Consumer Goods", "Instruments", "Intangibles", "General Intangibles", "Investment Property", "Securities", "Proceeds", "Inventory", "Software", "Deposit accounts" and "Accessions" and other words and expressions which have been defined in the Uniform Commercial Code of the State of Washington as amended, restated or replaced from time to time (the "UCC") shall be interpreted in accordance with their respective meanings given in the UCC (either in the singular or plural thereof), as the context requires unless otherwise defined herein or unless the context otherwise requires.

        The Company hereby authorizes each of the Guarantors to: (a) file such financing statements and other documents and do such acts, matters and things consistent with the terms and conditions of this Agreement as the each of the Guarantors may deem appropriate to perfect and continue the security constituted hereby.

        In the event that the Company defaults upon any of obligations under Section 2 of this Agreement, then after the expiration of a ten day cure period during which the Company shall have the right to cure such default by fully performing its obligations under Section 2 of this Agreement, each Guarantor shall have all of the same rights and remedies as those granted to the Lender under that certain General Security Agreement executed by the Company in connection with the Loan Facility. The Company agrees to deliver a copy of said General Security Agreement to each Guarantor.

        6.    Notices.    The Company hereby agrees to give the Guarantors written notice of each of the following: (a) any default by the Company under any of the documents related to the Loan Facility; (b) the commencement of any legal proceedings by Lender against the Company, (c) any amendment, modification, extension, waiver or restatement of any kind entered into or made with respect to any the documents entered into in connection with the Loan Facility.

        7.    Miscellaneous.

        7.1    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs, and legatees of the parties hereto.

          7.2    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7.3    Modifications.    This Agreement contains the entire agreement between the parties hereto relating to the subject matter hereof and may be modified or amended only by written agreement between all of the parties hereto.

          7.4    Applicable Law.    This Agreement and its validity, construction, and performance shall be governed by the laws of the State of Washington.

          7.5    Resolution of Disputes; Fees and Costs.    The parties hereto shall attempt to resolve by negotiation and compromise any disputes as to the validity or enforcement of any term or provision of this Agreement. Failing such compromise, such claim or assertion shall be settled by binding arbitration. There shall be one arbitrator agreed upon by the parties, or if the parties cannot agree on that arbitrator within ten (10) days of the initial arbitration demand, the arbitrator shall be selected by the administrator of the American Arbitration Association ("AAA") office in Seattle. The arbitration shall be conducted under the AAA Commercial Arbitration Rules with Expedited Procedures in effect. The arbitrator in such proceeding shall award to the prevailing party reasonable attorneys' fees and costs incurred by the prevailing party in conjunction with such dispute.

        EXECUTED as of the day and year first written above.

GUARANTORS:
/s/ MARC EVANGER Marc Evanger
/s/ RON NEUBAUER Ron Neubauer
/s/ RICHARD PADDEN Richard Padden
/s/ LARRY HOOD Larry Hood
/s/ GEORGE HUBMAN George Hubman
/s/ TOM O'KEEFE Tom O'Keefe
/s/ KEVIN FORTUN Kevin Fortun
TULLY'S COFFEE CORPORATION:
/s/ ANTHONY J. GIOIA Anthony J. Gioia, Its President and CEO

Exhibit A to Agreement between Tully's Coffee and Guarantors re Kent Central Financing

Description
Compensation for the personal guarantee of debt of the Company under a credit facility with a financial institution or other lender requiring personal guarantees from third parties (some or all of whom may be directors, shareholders, or otherwise affiliated with the Company).

Compensation for the Personal Guarantee	As consideration for the personal guarantee of the Company's debt, the guarantor will be issued Warrants to purchase the Company's Common Stock as follows:

1. Each month, the Company will compute the average balance of the actual outstanding debt guaranteed by each guarantor (the "Guaranteed Amount"). If the amount of outstanding guaranteed debt is less than the total amount of the guarantees, the Guaranteed Amount shall be determined based on the proportion of the total guarantees for each guarantor. For example, if a particular guarantor had an individual guarantee limit of $200,000 out of total guarantees of $2,000,000, and the actual amount of outstanding guaranteed debt was $1,500,000, then the Guaranteed Amount for that particular guarantor would be 10% of the $1,450,000, i.e. $145,000.
2. Warrants will be issued to purchase the number of shares of Common Stock at the rate of 30.86 shares for each $1,000 of the Guaranteed Amount.

3. If the result of the calculation is not an even number of warrants, it will be rounded up or down to the nearest whole number of shares. Warrants will be computed monthly, but will be issued quarterly, in arrears, on the 15th of January, April, July and October.

For example, if the Guaranteed Amount for a particular guarantor was $145,000 for a month, the Warrants to be issued to that guarantor for that month would be 4,475 shares, computed as follows: (145,000 / 1,000 * 30.86 = 4,474.7, and rounded to 4,475).
Warrants will have an exercise price of $0.05 per share.

Warrants will be exercisable one year after issuance (subject to immediate acceleration for mergers and acquisition, public offering of the Company's stock, or conversion of more than 25% of the Company's outstanding Series A preferred shares in any twelve month period).
Each Warrant will have a ten year term after it becomes exercisable, and be subject to proportional adjustments for splits, stock dividends, recapitalizations, and the like.

No shareholder rights	Guarantors will not have voting or dividend rights with respect to unexercised Warrants.